Exhibit 99.2

OMNIOME, INC.

(A Delaware Corporation)

Financial Statements

December 31, 2020 and 2019

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors
Omniome, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Omniome, Inc., which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss,  statements of stockholders’ equity, and statements of cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Omniome, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

San Diego, California
August 30, 2021

OMNIOME, INC.
(A Delaware Corporation)
Balance Sheets
December 31, 2020 and 2019
Assets	2020	2019
Current assets:
Cash and cash equivalents	$17,186,648	71,351,539
Accounts receivable	15,036	—
Short-term investments	45,535,091	21,098,933
Prepaid expenses and other current assets	1,023,226	10,206,943
Total current assets	63,760,001	102,657,415
Property and equipment, net	6,274,679	3,597,324
Total assets	$70,034,680	106,254,739
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,009,927	8,878,066
Accrued compensation and benefits	3,118,378	1,959,682
Capital equipment lease liability, current portion	51,136	64,433
Term loans payable, current portion	13,831,965	—
Other current liabilities	1,210,469	389,171
Total current liabilities	19,221,875	11,291,352
Long-term liabilities:
Capital equipment lease liability	—	51,136
Term loans payable	16,999,764	9,921,637
Other liabilities	3,857,055	51,891
Total long-term liabilities	20,856,819	10,024,664
Total liabilities	40,078,694	21,316,016
Commitments and contingencies (note 8)
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value. Authorized 30,817,988 shares;
issued and outstanding 30,817,988 shares as of December 31, 2020 and 2019
(aggregate liquidation value of $32,794,350)	30,179,414	30,179,414
Series B convertible preferred stock, $0.0001 par value. Authorized 28,318,084 shares;
issued and outstanding 28,107,280 shares as of December 31, 2020 and 2019
(aggregate liquidation value of $59,999,995)	59,764,517	59,764,517
Series C convertible preferred stock, $0.0001 par value. Authorized 14,388,490 shares;
issued and outstanding 14,388,490 shares as of December 31, 2020 and 2019
(aggregate liquidation value of $60,000,003)	59,865,433	59,865,433
Common stock, $0.0001 par value. Authorized 105,257,399 shares;
issued and outstanding 6,761,531 and 6,388,028 shares as of December 31, 2020
and 2019, respectively	682	639
Additional paid-in capital	2,529,271	1,379,483
Accumulated other comprehensive income	4,484	12,694
Accumulated deficit	(122,387,815)	(66,263,457)
Total stockholders’ equity	29,955,986	84,938,723
Total liabilities and stockholders’ equity	$70,034,680	106,254,739
See accompanying notes to financial statements.

OMNIOME, INC.
(A Delaware Corporation)
Statements of Operations and Comprehensive Loss
Years ended December 31, 2020 and 2019
	2020	2019
Revenue	$—	—
Operating expenses:
Research and development	42,977,566	24,944,073
General and administrative	11,941,519	7,970,232
Total operating expenses	54,919,085	32,914,305
Loss from operations	(54,919,085)	(32,914,305)
Other income (expense):
Interest income and other income	1,096,314	1,412,252
Interest expense	(2,167,081)	(567,013)
Other expense	(133,706)	—
Total other income (expense)	(1,204,473)	845,239
Loss before income taxes	(56,123,558)	(32,069,066)
Provision for income taxes	(800)	(800)
Net loss	(56,124,358)	(32,069,866)
Other comprehensive income (loss)	(8,210)	12,694
Comprehensive loss	$(56,132,568)	(32,057,172)
See accompanying notes to financial statements.

OMNIOME, INC.
(A Delaware Corporation)
Statements of Stockholders’ Equity
Years ended December 31, 2020 and 2019
										Accumulated
	Series A convertible		Series B convertible		Series C convertible					other		Total
	preferred stock		preferred stock		preferred stock		Common stock		Additional	comprehensive	Accumulated	stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	paid-in capital	income	deficit	equity
Balance at December 31, 2018	30,817,988	$30,179,414	21,080,368	$39,776,272	—	$—	6,091,637	$609	627,931	—	(34,193,591)	36,390,635
Issuance of preferred stock, net of issuance costs of $146,322
	—	—	7,026,912	19,988,245	14,388,490	59,865,433	—	—	—	—	—	79,853,678
Exercise of stock options	—	—	—	—	—	—	296,391	30	89,838	—	—	89,868
Stock-based compensation	—	—	—	—	—	—	—	—	561,584	—	—	561,584
Issuance of preferred stock warrants	—	—	—	—	—	—	—	—	100,130	—	—	100,130
Accumulated other comprehensive income	—	—	—	—	—	—	—	—	—	12,694	—	12,694
Net loss	—	—	—	—	—	—	—	—	—	—	(32,069,866)	(32,069,866)
Balance at December 31, 2019	30,817,988	30,179,414	28,107,280	59,764,517	14,388,490	59,865,433	6,388,028	639	1,379,483	12,694	(66,263,457)	84,938,723
Exercise of stock options	—	—	—	—	—	—	373,503	43	213,956	—	—	213,999
Stock-based compensation	—	—	—	—	—	—	—	—	1,035,962	—	—	1,035,962
Reclassification of preferred stock warrants	—	—	—	—	—	—	—	—	(100,130)	—	—	(100,130)
Accumulated other comprehensive loss	—	—	—	—	—	—	—	—	—	(8,210)	—	(8,210)
Net loss	—	—	—	—	—	—	—	—	—	—	(56,124,358)	(56,124,358)
Balance at December 31, 2020	30,817,988	$30,179,414	28,107,280	$59,764,517	14,388,490	$59,865,433	6,761,531	$682	2,529,271	4,484	(122,387,815)	29,955,986
See accompanying notes to financial statements.

OMNIOME, INC.
(A Delaware Corporation)
Statements of Cash Flows
Years ended December 31, 2020 and 2019
	2020	2019
Cash flows from operating activities:
Net loss	$(56,124,358)	(32,069,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and accretion	1,626,814	613,660
Stock-based compensation	1,035,962	561,584
Remeasurement of warrant liability	125,648	—
Interest paid on capital equipment lease	—	2,086
Accretion of debt discount	828,026	21,767
Changes in assets and liabilities:
Accounts receivable, net	(15,036)	1,280
Prepaid expenses and other assets	9,295,132	(9,484,311)
Accounts payable and accrued expenses	(7,578,154)	8,089,522
Accrued compensation and benefits	1,158,696	737,250
Other liabilities	4,300,554	276,271
Net cash used in operating activities	(45,346,716)	(31,250,757)
Cash flows from investing activities:
Purchases of property and equipment	(4,607,798)	(2,735,130)
Purchases of short-term investments	(49,045,190)	(46,286,240)
Maturities of short-term investments	24,500,000	25,200,000
Proceeds from sale of property and equipment	3,053	—
Net cash used in investing activities	(29,149,935)	(23,821,370)
Cash flows from financing activities:
Proceeds from exercise of common stock options	213,999	89,868
Proceeds from issuance of preferred stock, net of issuance costs
of $146,322	—	79,853,678
Proceeds from tenant security deposit	—	51,891
Proceeds from issuance of term loans and warrants	20,182,194	10,000,000
Principal payments under capital equipment lease	(64,433)	(17,513)
Net cash provided by financing activities	20,331,760	89,977,924
Net increase (decrease) in cash and cash equivalents	(54,164,891)	34,905,797
Cash and cash equivalents at beginning of year	71,351,539	36,445,742
Cash and cash equivalents at end of year	$17,186,648	71,351,539
Supplemental disclosures of cash flow information:
Cash paid for interest	$(787,963)	(545,246)
Cash paid for income taxes	(800)	(800)
Amounts accrued for property and equipment	(2,545)	(254,601)
Issuance of convertible preferred stock warrants	100,130	100,130
See accompanying notes to financial statements.

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

(1)	Summary of Significant Accounting Policies and Practices
(a)	Description of Business

Omniome, Inc. (Omniome or the Company), a Delaware corporation, was founded in 2013 and is headquartered in San Diego, California. Omniome is focused on developing a proprietary DNA sequencing platform capable of providing high sequencing accuracy and that can evolve to be the most accurate and trusted DNA sequencing platform.

(b)	Going Concern, Liquidity and Capital Resources

The Company does not have revenues, has incurred operating losses since inception and expects to continue to incur significant operating losses for at least the next several years and may never become profitable. As of December 31, 2020, and 2019, the Company had an accumulated deficit of $122.4 million and $66.3 million, respectively, and working capital of $44.5 million and $91.4 million, respectively. The Company has historically funded its operations primarily through the issuance of debt and sale of equity securities.

The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months through August 2022. The Company’s cash requirements include, but are not limited to, product research and development resources, capital expenditures and working capital requirements. The Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

As discussed in Note 10, on July 19, 2021, the Company entered into an Agreement and Plan of Merger and Plan of Reorganization (the ”Merger Agreement”) with Pacific Biosciences of California, Inc. (“Pacific Biosciences”). Pursuant to the Merger Agreement, Pacific Biosciences has agreed to acquire all of the outstanding equity interests of the Company, with the Company continuing as a wholly owned subsidiary of Pacific Biosciences. The merger is expected to close in the quarter ending September 30, 2021.

If the merger does not close, in order to proceed with the Company’s business plan, the Company will need to raise substantial additional funds through issuance of additional debt, equity, or both. Such equity or debt financings may not be available to the Company when needed or on terms that the Company would consider favorable, which may materially and adversely affect its financial condition and results of operations.

7(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

(c)	Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions relating to the reported amount of assets, liabilities, and expenses, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

On an ongoing basis, management evaluates its estimates, primarily related to stock based compensation, fair value of common stock, fair value of available‑for‑sale investments, and accrued research and development costs. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

(d)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2020 and 2019, the Company had cash equivalents totaling $14.6 million and $16.7 million, respectively. The Company maintains most of its cash in accounts at a financial institution in the United States with funds that are partially insured by the Federal Deposit Insurance Corporation (FDIC). As of December 31, 2020 and 2019, the Company’s cash at this financial institution totaled $2.6 million and $54.7 million, respectively. The Company’s cash insured by the FDIC is limited at $250,000 per account holder. The Company has not experienced any losses in such accounts, and generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk.

(e)	Short‑Term Investments

The Company invests primarily in U.S. Treasury securities. As of December 31, 2020 and 2019, the Company had $45.5 million and $21.1 million, respectively, in short‑term investments. The Company has the ability, if necessary, to liquidate any of its short‑term debt securities to meet their liquidity needs in the next 12 months. The Company classifies short‑term debt investments as available‑for‑sale at the time of purchase and evaluates such classification as of each balance sheet date. All short‑term debt investments are recorded at estimated fair value. Unrealized gains and losses for available‑for‑sale debt securities are included in accumulated other comprehensive income (loss), a component of stockholders’ equity.

At each balance sheet date, the Company assesses available‑for‑sale securities in an unrealized loss position to determine whether the unrealized loss is other‑than‑temporary. The Company considers factors including: the significance of the decline in value as compared to the cost basis; the underlying factors contributing to the decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility; the market and economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates. For the years ended December 31, 2020 and 2019, no impairment losses were recorded.

8(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

(f)	Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Equipment under capital leases is initially recognized at the present value of the minimum lease payments.

Depreciation is computed on a straight‑line basis over the following estimated useful lives:

Machinery and equipment	3–10 Years
Computer equipment and software	3–5 Years
Furniture and fixtures	3–10 Years
Leasehold improvements	Shorter of estimated useful life or remaining life of lease

Equipment under capital leases is depreciated on a straight‑line basis over the shorter of the lease term or the estimated useful life of the asset. Depreciation of equipment under capital leases is included in depreciation expense.

(g)	Long‑Lived Assets

The Company accounts for the impairment of long‑lived assets, such as property and equipment, subject to depreciation, by reviewing these assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long‑lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long‑lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. The Company did not recognize impairment losses for the years ended December 31, 2020 and 2019.

(h)	Stock‑Based Compensation

The Company grants stock options to purchase the Company’s common stock to employees, directors, and consultants under its stock option plan. Stock‑based compensation for equity‑classified stock option awards is measured at the grant date based on the estimated fair value of the award using the Black‑Scholes option pricing model. The value of the awards is recognized as an expense under the straight‑line method over the requisite service period (generally the vesting period of the equity grant). The authoritative guidance allows companies to account for forfeitures of awards as reduction of expense based on an estimated forfeiture rate or as they occur. The Company recognizes the effect of forfeitures as they occur.

Stock‑based awards issued to nonemployees are accounted for at fair value which is determined using the Black‑Scholes option‑pricing model. Management believes that the fair value of the stock options granted is more reliably measured than the fair value of the services received. Expense from awards granted to consultants is recognized straight‑line over the vesting period, which approximates how the Company would recognize the expense if instead of stock‑based awards the consultants were paid in cash.

9(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

For the inputs to the Black‑Scholes option pricing model, given the absence of a public trading market, the board of directors of the Company considered numerous objective and subjective factors to determine the fair value of common stock at each grant date. These factors included, but were not limited to (i) contemporaneous valuations of common stock performed by unrelated third‑party specialists; (ii) the prices for preferred stock sold to outside investors; (iii) the rights, preferences, and privileges of preferred stock relative to common stock; (iv) the lack of marketability of common stock; (v) developments in the business; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of the Company, given prevailing market conditions. The Company determines the appropriate risk‑free interest rate, expected term (for employee option awards) or contractual term (for nonemployee option awards), and volatility assumptions. The weighted average expected option term for the years ended December 31, 2020 and 2019 reflects the application of the simplified method set out in Financial Accounting Standards Board (FASB) authoritative guidance. The simplified method defines the life as the average of the contractual term of the options and the weighted average vesting period for all option tranches. Estimated volatility for the years ended December 31, 2020 and 2019 incorporates historical volatility of similar entities whose share prices are publicly available. The risk‑free interest rate is based upon U.S. Treasury securities with remaining terms similar to the expected term of the stock‑based payment awards. The assumed dividend yield is based on the Company’s practice of not paying dividends historically or in the foreseeable future.

(i)	Research and Development

Costs associated with research and development activities are expensed as incurred. Research and development costs primarily include contracted services, materials costs, salaries and personnel‑related costs, licensing fees, and facility‑related costs.

(j)	Fair Value Measurements

The carrying values of the Company’s financial instruments, including cash, short‑term investments, accounts receivable, accounts payable, and accrued expenses approximate their fair values due to the short maturity of these instruments. The carrying value of the term loans with the Silicon Valley Bank approximates their fair value as the loans carry a floating interest rate that resets as market conditions change, and as the Company’s credit standing has not changed significantly since the agreement with the Silicon Valley Bank was entered into. The carrying value of the term loans with ATEL Ventures approximate their fair value as the loans are secured with equipment, and there has not been a significant change in the Company’s credit standing or applicable market rates since the loans were issued.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels in accordance with authoritative accounting guidance:

•	Level 1 inputs: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date

10(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

•

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability

•

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The following table sets forth the fair value of our financial assets and liabilities that were measured on a recurring basis as of December 31, 2020 and December 31, 2019.

	Fair value measurements at end of period using
		Quoted	Significant
		market	other	Significant
		price for	observable	unobservable
		identical assets	inputs	inputs
	Fair value	(Level 1)	(Level 2)	(Level 3)	Total
At December 31,2020:
Assets:
U.S. treasury securities	$45,535,091	45,535,091	—	—	45,535,091
Liabilities:
Preferred Stock Warrants	325,908	—	—	325,908	325,908
At December 31,2019:
U.S. treasury securities	$21,098,933	21,098,933	—	—	21,098,933

 There have been no transfers between levels within the fair value hierarchy.

During each of the years ended December 31, 2020 and 2019, the Company issued a preferred stock warrant with a fair value of $100,130. The loss from remeasurement of these warrants to fair value during the year ended December 31, 2020 was $125,648. There was no significant change in the fair value of the warrant during 2019.

(k)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is more likely than not of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

11(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

(l)	Recently Issued Accounting Standards

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016‑02, Leases (the new leasing standard known as Topic 842).  During 2018‑2021, the FASB issued several additional ASUs modifying and/or clarifying the application of Topic 842 and extending its effective date. The new leasing standard will generally require lessees to record a right‑of‑use asset and a lease liability on the balance sheet for all leases longer than 12 months. Topic 842 is currently required to be adopted by private companies for annual reporting periods beginning after December 15, 2021. The Company is still assessing the impact that the new leasing standard will have on its financial statements.

In June 2018, the FASB issued ASU No. 2018‑07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployees Share‑Based Payment Accounting. ASU No. 2018‑07 expands the scope of Topic 718 (which previously only included share‑based payments to employees) to include share‑based payments issued to nonemployees for goods or services. With the adoption of ASU No. 2018‑07, the accounting for various aspects of share‑based payments for nonemployees and employees has become substantially the same. ASU No. 2018‑07 is effective for private companies for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company has  adopted ASU 2018‑07 on January 1, 2020. The Company evaluated the impact and determined it was immaterial to the Company’s financial statements.

(2)	Composition of Certain Financial Statement Components
(a)	Prepaid Expense and Other Current Assets

Prepaid expenses and other current assets at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Prepaid licenses and expenses	$708,226	635,265
Deposits	235,240	217,347
Landlord receivable (tenant improvement allowance)	—	9,091,522
Other current assets	79,760	262,809
	$1,023,226	10,206,943

12(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

(b)	Property and Equipment

Property and equipment at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Lab equipment	$5,190,938	3,344,952
Leasehold improvements	1,789,152	683,553
Office equipment and software	1,392,533	828,598
Furniture and fixtures	875,577	—
Assets in progress	2,545	292,530
	9,250,745	5,149,633
Less accumulated depreciation	(2,976,066)	(1,552,309)
Net property and equipment	$6,274,679	3,597,324

(c)	Accrued Compensation and Benefits

Accrued compensation and benefits at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Accrued salaries and wages	$282,985	—
Accrued bonus	1,818,864	1,375,643
Accrued vacation	830,542	429,792
Other accrued liabilities	185,987	154,247
	$3,118,378	1,959,682

(d)	Other Current Liabilities

Other current liabilities at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Deferred rent	$378,243	126,455
Accrued expenses	357,615	262,716
Preferred stock warrant liability	325,908	—
Accrued interest	148,703	—
	$1,210,469	389,171

13(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

(3)	Short‑Term investments

Short‑term investments for the years ended December 31, 2020 and 2019 are classified as available‑for‑sale debt securities and consisted of the following:

	2020
	Amortized	Gross unrealized	Estimated fair
	cost	gains	value
Available-for-sale securities, short-term:
U.S. Treasuries	$45,530,607	4,484	45,535,091
Total available-for-sale
securities	$45,530,607	4,484	45,535,091
	2019
	Amortized	Gross unrealized	Estimated fair
	cost	gains	value
Available-for-sale securities, short-term:
U.S. Treasuries	$21,086,239	12,694	21,098,933
Total available-for-sale
securities	$21,086,239	12,694	21,098,933

As of December 31, 2020, all of the Company’s available‑for‑sale securities have maturities of one year or less.

(4)	Income Taxes

The provision for income taxes for the years ended December 31, 2020 and 2019 consists of the following:

		2020	2019
Current provision:
Federal		$—	—
State		800	800
	Total current income tax expense	800	800
Deferred provision:
Federal		—	—
State		—	—
	Total net deferred taxes	—	—
	Total income tax expense	$800	800

14(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

The components of income tax expense for the years ended December 31, 2020 and 2019 relate to the following:

	2020	2019
Provision at statutory rate	$(11,785,947)	(6,729,933)
State income tax expense, net of federal benefit	632	632
Permanent differences	120,711	121,541
Change in valuation allowance	11,753,999	6,605,098
Other true-up	(88,595)	3,462
Total income tax expense	$800	800

The tax effects of temporary differences that give rise to portions of the deferred tax assets and liabilities as of December 31, 2020 and 2019 are presented below:

	2020	2019
Deferred tax assets:
Net operating loss	$32,906,133	17,679,490
Accruals	734,759	529,592
Other	1,512,893	77,298
Total gross deferred tax assets	35,153,785	18,286,380
Valuation allowance	(33,858,525)	(18,187,642)
Total deferred tax assets, net	1,295,260	98,738
Deferred tax liabilities:
Fixed assets	(1,295,260)	(98,738)
Total deferred tax liabilities	(1,295,260)	(98,738)
Net deferred taxes	$—	—

The realization of deferred tax assets is dependent on the Company’s ability to generate sufficient taxable income in future years in the associated jurisdiction to which the deferred tax assets relate. As of December 31, 2020, a valuation allowance of $33.9 million has been established against the deferred tax assets, as the Company has determined that it is currently not more likely than not that these assets will be realized. During the year ended December 31, 2020, the federal and state valuation allowances increased by $11.7 million and $4.0 million, respectively.

15(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

In determining the need for a valuation allowance, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. Based on the review of all positive and negative evidence, including a three‑year cumulative pre‑tax loss, the Company determined that a full valuation allowance should be recorded against its deferred tax assets.

At December 31, 2020, the Company had federal and California net operating loss carry forwards of $119.0 million and $113.3 million, respectively. Federal tax loss carryforwards generated in years ended through December 31, 2017 and state tax loss carryforwards begin to expire in 2033 if unused. Federal net operating losses generated in years ending after December 31, 2017 can be carried forward indefinitely. Utilization of the net operating loss may become subject to annual limitations due to ownership change limitations that could occur in the future as provided by Section 382 and 383 of the Internal Revenue Code of 1986, as amended (the ”Internal Revenue Code”), as well as similar state provisions. These ownership changes may limit the amount of the net operating loss that can be utilized annually to offset future taxable income, if the Company experiences a cumulative change in ownership of more than 50% within a three‑year testing period. The Company has not completed formal study through the year ended December 31, 2020 to determine if ownership changes within the meaning of IRC Section 382 had occurred.

The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more‑likely than‑not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company’s policy is to recognize interest and penalties related to income tax matters in the provision for income taxes. As of December 31, 2020 and 2019, there are no interest and penalties or uncertain tax positions.

As of December 31, 2020, the Company’s tax years from inception are subject to examination by the tax authorities due to net operating losses all years since inception. The Company is not currently under examination by the Internal Revenue Service, foreign or state and local tax authorities.

(5)	Equity
(a)	Preferred Stock

For December 31, 2020 and 2019, the Company has 73,524,562 authorized shares of $0.0001 par value preferred stock, of which 14,388,490 shares have been designated as Series C convertible preferred stock, 28,318,084 shares have been designated as Series B convertible preferred stock and 30,817,988 shares have been designated as Series A convertible preferred stock.

In May 2015, the Company issued 10,869,495 shares of Series A‑1 preferred stock for gross cash proceeds of $7.5 million and the conversion of the Company’s then outstanding bridge notes issued from May 2014 through August 2014. The purchase price for the Series A‑1 preferred stock was $0.90 per share and the conversion price of the bridge notes was $0.2846645 per share.

In June 2016, the Company issued 7,446,748 shares of Series A‑1 preferred stock for gross cash proceeds of $6.7 million under the same terms and conditions of the Series A‑1 preferred stock issued in May 2015.

16(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

In October 2016, the Company issued 3,627,778 shares of Series A‑1 preferred stock for gross cash proceeds of $3.2 million under the same terms and conditions of the Series A‑1 preferred stock issued in May 2015.

In October 2016, the Company issued 8,873,967 shares of Series A‑2 preferred stock for gross cash proceeds of $13.0 million. The purchase price for the Series A‑2 preferred stock was $1.47 per share.

In June 2018, the Company issued 21,080,368 shares of Series B‑1 preferred stock for gross cash proceeds of $40.0 million. The purchase price for the Series B‑1 preferred stock was $1.8975 per share. Total issuance costs for the offering were $223,725.

In March 2019, the Company issued 7,026,912 shares of Series B‑2 preferred stock for gross cash proceeds of $20.0 million. The purchase price for the Series B‑2 preferred stock was $2.8462 per share. Total issuance costs for the offering were $11,752.

In November 2019, the Company issued 14,388,490 shares of Series C preferred stock for gross cash proceeds of $60.0 million. The purchase price for the Series C preferred stock was $4.17 per share. Total issuance costs for the offering were $134,570.

Holders of convertible preferred stock are entitled to one vote per share on all actions submitted to a vote of stockholders. The holders of preferred stock are entitled to receive, on a pari passu basis, when and if declared by the board of directors, out of funds legally available, noncumulative dividends at the rate of 8% per share of the original issue price for such series of preferred stock per annum from the date of original issuance of such share. After the foregoing dividends on the preferred stock are paid, then the board of directors may declare and distribute in such year dividends among the holders of preferred stock and the holders of common stock pro rata based on the number of shares of common stock held by each, determined on an as‑if‑converted basis (assuming full conversion of all such preferred stock) as of the record date with respect to the declaration of such dividends. The holders of preferred stock shall participate in any distribution or dividend declared or paid to any series of preferred stock ranking junior to the preferred stock on the basis of the number of shares of common stock into which it is then convertible. No dividends have been declared as of and through December 31, 2020 and 2019.

Each share of preferred stock is convertible at the option of the holder, at any time, into the number of fully paid and nonassessable shares of common stock determined using the conversion rate for such series of preferred stock at the time of conversion.  Preferred stock will be automatically converted, without the payment of any additional consideration, into the number of fully paid and nonassessable shares of common stock determined using the conversion rate for such series of preferred stock immediately prior to, but subject to, the closing of the Company’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock with respect to which the Company receives aggregate gross proceeds attributable to sales for the account of the Company (before deduction of underwriting discounts and commissions) of not less than $50,000,000 (a qualifying public offering, or QPO).

17(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

During the years ended December 31, 2019 and 2020, the conversion rates in effect provided for each share of preferred stock to be convertible into one share of common stock. The conversion rates are subject to ratable adjustments in the event of stock split, stock dividends, other dividends and distributions. The conversion rates will increase in the event the Company issues or is deemed to issue shares or convertible securities at consideration per share less than the conversion price  (“down round”). The conversion prices are currently equal to the original prices at which the shares were sold, but would be adjusted down based on a defined formula in the event of a down round.

Upon any liquidation, dissolution, or winding up of the Company (a Liquidation Event), the holders of outstanding shares of Series C preferred stock and Series B preferred stock shall be entitled to be concurrently paid, on a pari passu basis, in cash, before any amount shall be paid or distributed to the holders of Series A preferred stock or common stock, a liquidation preference amount per share equal to the greater of (A) the original price at which such shares were sold, plus any accrued and declared but unpaid dividends, and (B) the amount that would be received if such share were converted to common stock in a Liquidation Event. If the amounts available for distribution to the holders of Series C Preferred Stock and Series B Preferred Stock are not sufficient to pay the entire liquidation preference amounts, the holders of Series C Preferred Stock and Series B Preferred Stock will share ratably in any distribution.

After the payment in full of the Series C  and Series B liquidation preference amounts, each holder of Series A preferred stock shall be entitled to be paid, in cash, before any amount shall be paid or distributed to the holders of common stock, a liquidation preference amount per share equal to the greater of (A) the original price at which such series were sold, plus any accrued and declared but unpaid dividends, and (B) the amount that would be received if such share were converted to common stock in a Liquidation Event. If the amounts available for distribution to holders of Series A preferred stock are not sufficient to pay the entire liquidation preference amounts,  the holders of Series A preferred stock will share ratably in any distribution.

After the payment in full of the Series C, Series B  and Series A  liquidation preference amounts, the remaining assets and funds of the Company will be distributed among the holders of shares of common stock then outstanding.

A merger of the Company into another entity which results in a change of control, a sale of all or substantially all assets or a sale or exclusive license of all or substantially all intellectual property of the Company are also deemed to be Liquidation Events.

(b)	Common Stock

At December 31, 2020 and 2019, the Company has 105,257,399 authorized shares of $0.0001 par value common stock. Holders of common stock are entitled to one vote per share on all actions submitted to a vote of stockholders. As of December 31, 2020 and 2019,  6,761,531 and 6,388,028 common shares are outstanding.

18(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

(6)	Stock Compensation Plan

In 2014, the Company adopted a stock compensation plan (the 2014 Equity Incentive Plan or the Plan) pursuant to which the Company’s board of directors may grant stock options or non‑vested shares to employees, directors, advisors, and consultants. The Plan allows for the grant of incentive stock options, non‑statutory stock options, stock appreciation rights, restricted stock, and restricted stock units up to an aggregate amount of 22,048,912 authorized shares. At December 31, 2020, an aggregate of 6,003,155 shares were available for grant under the Plan.

Options issued to new hires under the Plan generally vest over a 4‑year period with cliff vesting at the end of the first year and expire no later than 10 years from the date of grant unless exercised or terminated earlier in accordance with the stock options agreements. Follow‑on grants to existing employees also vest over a 4‑year period but do not have a cliff.

The Company records employee stock‑based compensation expense and, beginning January 1, 2020, nonemployee stock‑based compensation expense, based on the grant‑date fair value estimated using a Black‑Scholes option valuation model and the weighted average assumptions in the table below for the years ended December 31, 2020 and 2019:

	2020	2019
Expected volatility	40%	40%
Dividend yield	— %	— %
Expected term in years	6.4	6.0
Risk free rate	0.70%	1.83%

Expected Volatility – The expected volatility is based on a peer group in the industry in which the Company does business, which management believes is indicative of expected volatility.

Dividend Yield – The Company has not, and does not, intend to pay dividends.

Risk‑free Interest Rate – The Company applies the risk‑free interest rate based on the U.S. Treasury yield in effect at the time of the grant.

Expected Term in Years – The Company calculated the expected term for employee stock options, using the simplified method, as the average of the contractual term of the option and the vesting period. The Company has elected to set the expected term used for options granted to consultants as the contractual term of the option.

The weighted average grant‑date fair value of options granted during 2020 was $0.50. The weighted‑average grant‑date fair value of options granted to employees during 2019 was  $0.33.

19(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

A summary of the Company’s stock option activity is as follows:

		Weighted
		average
	Number of	exercise
	shares	price
Options outstanding at December 31, 2019	14,111,487	$0.39
Granted	3,832,278	1.27
Forfeited	(1,470,245)	0.93
Expired	(1,801,932)	0.11
Exercised	(373,503)	0.57
Options outstanding at December 31, 2020	14,298,085	0.60

Options outstanding at December 31, 2020 had an aggregate intrinsic value of approximately $9.0 million and a weighted‑average remaining contractual term of 7.6 years. The Company had 8,173,348 exercisable options at December 31, 2020, which had a weighted average exercise price of $0.39 and a  weighted‑average remaining contractual term of 7.0 years. The aggregate intrinsic value of options outstanding and exercisable at December 31, 2020 was approximately $6.8 million. The total unrecognized compensation expense was approximately $2.1 million as of December 31, 2020, and is expected to be recognized over a weighted‑average period of 1.4 years.

The aggregate intrinsic value of options exercised during 2020 and 2019 was approximately $242 thousand and $287 thousand, respectively.

(7)	Employee Benefit Plan

The Company has a 401(k) plan that allows participating employees to contribute a percentage of their salary, subject to annual limits. Matching contributions are at the Company’s discretion. The Company made no matching contributions to the 401(k) plan during the years ended December 31, 2020 and 2019.

(8)	Commitments and Contingencies
(a)	Operating Leases

In prior years, the Company entered into noncancelable operating leases for approximately 15,500 square feet of office and laboratory space in San Diego, with the term ending in June 2021. In July 2019, the Company entered into sublease agreements to sublet this space through May 2021. Sublease rental fees owed to the Company equal the Company’s  lease payments. The Company also entered into an additional noncancelable operating lease for 5,500 square feet of office and laboratory space, with the term commencing January 2018 and ending February 2023.

20(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

In May 2019, the Company entered into a noncancelable operating lease for an additional 82,500 square feet of space, with an initial term of 11 months ending in April 2020. Rent was abated for the entire lease term, in consideration of execution of a noncancelable operating lease for an additional 73,500 square feet of space to commence in April 2020 and ending in September 2027. In association with this lease, the Company obtained a letter of credit from Silicon Valley Bank for $1.6 million. The landlord provided a tenant improvement allowance of $14,332,500. An additional allowance of $1,102,500 is available at an interest rate of 8%, and is to be amortized to increase monthly base rent on a straight‑line basis over the term of the lease.

Total rent expense for the years ended December 31, 2020 and 2019 was $5,873,160 and $687,781, respectively. Sublease rental income was $537,633 and $227,579, respectively. At December 31, 2020, future minimum rental payments on operating leases are as follows:

2021	$3,618,342
2022	3,451,717
2023	3,383,116
2024	3,449,146
2025	3,552,621
Thereafter	6,479,019
$23,933,961

The total minimum rentals to be received in the future under noncancelable subleases were $220,148 as of December 31, 2020.

(b)	Capital Leases

The Company’s capital leases consist of equipment utilized for research and development. The term for the capital leases ends in 2021. The Company has recorded a capital lease obligation of $51,136 and $115,569 as of December 31, 2020 and 2019, respectively, of which $51,136 and $64,433, respectively, are classified as a current liability.

(9)	Term Loans and Warrants
(a)	Silicon Valley Bank

In February 2019, the Company obtained a term loan facility from Silicon Valley Bank, pursuant to which Silicon Valley Bank agreed to lend the Company up to $25.0 million, issuable in two separate term loans of $10.0 million  (the Term A Loan) and $15.0 million  (the Term B Loan). Once repaid, the term loans may not be reborrowed. In February 2019, the Company received $5.0 million in proceeds from the Term A Loan. In March 2019, the Company received an additional $5.0 million in proceeds from the Term A Loan. In February 2020, the Company received $15.0 million in proceeds from the Term B Loan.

21(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

All outstanding term loans will mature on December 1, 2022, and the Company had interest‑only payments through December 31, 2020. Beginning January 1, 2021, the Company will be repaying the Term Loans in equal monthly installments of principal equaling 1,041,667. The final payment, due on December 1, 2022, will also include a fee equal to 8% of all advanced amounts.  The aggregate yearly payments of principal and the 8% fee are shown in the table below:

Year ending December 31:
2021	$12,500,000
2022	14,500,000
$27,000,000

The terms loans bear interest at a floating per annum rate equal to 1.25% above the prime rate reported in The Wall Street Journal. The average interest rate for the year ending December 31, 2020 was 5%.

The terms loans are secured with substantially all of the Company’s assets, excluding intellectual property, but including any proceeds from the sale of such intellectual property. The collateral also does not include the equipment purchased by the Company using the proceeds from the ATEL Ventures loans.

The Company is subject to certain financial and non‑financial debt covenants, with which the Company was in compliance as of December 31, 2020. In the event of a default, the term loans bear interest at a rate per annum which is five percentage points above the loan interest rate.

The Company has the option to prepay all, but not less than all, of the borrowed amounts, provided the Company pays a prepayment fee equal to (i) for a prepayment made on or prior to the first anniversary of the effective date, 3% of the principal amount of the term loans prepaid; (ii) for a prepayment made after the date which is the first anniversary of the effective date through and including the second anniversary of the effective date, 2% of the principal amount of the term loans prepaid; and (iii) for a prepayment made after the date, which is the second anniversary of the effective date and prior to the maturity date, 1% of the principal amount of the term loans prepaid. In addition, the Company would also be required to pay the fee equal to 8% of the prepaid principal. The same prepayment fees and 8% fee will also be owed if the term loans are called by Silicon Valley Bank upon an event of default (including a change in control of the Company, absent a consent from Silicon Valley Bank) or if there is a material adverse change in the Company’s business or financial condition. The repayment upon an event of default represents an embedded derivative, separately accounted for at fair value, which was insignificant throughout 2020 and 2019.

22(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

Upon funding the Term A Loan in 2019 and Term B Loan in 2020, in accordance with the loan agreement, the Company granted to the lender warrants to purchase 105,400 shares of Series B‑1  convertible preferred stock and 105,402 shares of Series B‑2  convertible preferred stock, respectively. The warrants have exercise prices of $1.90 (for Series B‑1) and $2.85 (for Series B‑2) and a contractual term of 10 years. Each of the warrants was determined to have an initial fair value of $100,130, determined using the Black‑Sholes option pricing model with the following assumptions: expected term of 3.2 years, volatility of 46%, risk‑free interest rate of 0.24%, dividend rate of 0%. The warrants resulted in a discount to the Term A and Term B Loans as of the issuance date. The discount is being amortized to interest expense using the effective interest method over the term of the loan.

The warrants are classified as a current liability carried at fair value, with changes recognized in other income (expense) in the statement of operations. During 2020, the loss from the remeasurement of the warrants was $125,648. There was no significant change in the fair value of the warrant for Series B‑1 shares during 2019.

The aggregate fair value of the warrants as of December 31, 2020 was $325,908 and was determined using the Black‑Scholes model with the following assumptions: expected term of 4.0 years, volatility of 55%, risk‑free interest rate of 0.27%, and dividend rate of 0%. The warrant liabilities are included in other current liabilities in the balance sheet as of December 31, 2020.

(b)	ATEL Ventures

In April 2020, the Company secured a  term loan facility with ATEL Ventures, pursuant to which during 2020 it drew three term loans totaling  $5.9 million. The term loans were used to fund the company’s purchases of equipment which serves as collateral. Each term loan has a term of  43 months and bears a fixed interest rate of approximately 17% annually. Payments are made in equal monthly installments including principal and interest, with the first and last payment due upon the term loan draw date.  The table below demonstrates the future annual payments of principal for the ATEL loans:

Year ending December 31:
2021		$1,329,216
2022		1,608,167
2023		1,842,261
2024		489,489
	Total	$5,269,133

(10)	Subsequent Events

The Company has evaluated subsequent events from the balance sheets date through August 30, 2021, the date the financial statements were available to be issued.

(a)	New Sublease Tenant

In June 2021, the Company signed a new sublease agreement to sublet a total of approximately 2,736 square feet of office and laboratory space in San Diego, California, for a term of 21 months, ending in February of 2023. The total expected proceeds from the sublease is $220,506.

(11)

23(Continued)

OMNIOME, INC.

(A Delaware Corporation)

Notes to Financial Statements

December 31, 2020 and 2019

(b)	Merger Agreement

On July 19, 2021, the Company entered into the Merger Agreement with Pacific Biosciences. Pursuant to the Merger Agreement, Pacific Biosciences has agreed to acquire all of the outstanding equity interests of the Company, with the Company continuing as a wholly owned subsidiary of Pacific Biosciences. Holders of the Company’s outstanding equity interests will be entitled to receive approximately $300 million in cash and approximately 9.4 million shares of the Pacific Biosciences common stock. Subject to the terms of the Merger Agreement and the achievement of a specified milestone, they may additionally be entitled to receive $100 million in cash and approximately $100 million in shares of Pacific Bioscience’s  common stock. All amounts are subject to adjustment as specified in the Merger Agreement. The merger is expected to close during the quarter ending September 30, 2021.